Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement (Nos. 333-9634 and 333-153435) on Form S-8 of Signet Jewelers Limited of our report dated July 28, 2009, with respect to the combined Statements of Financial Condition of the Signet Jewelers Limited US Employee Stock Savings Plan and Signet Group plc Employee Stock Savings Plan as of April 30, 2009 and 2008 and the related combined Statements of Changes in Plan Equity for each of the years in the three-year period ended April 30, 2009, which report appears in the Annual Report on Form 11-K of the Signet Jewelers Limited US Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2009.

/s/ KPMG LLP

Cleveland, Ohio

July 28, 2009